EXHIBIT 99.2

Vapor Corp. Reports First Quarter 2014 Results

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DANIA BEACH, Fla., May 15, 2014 – Vapor Corp. (OTCQB:VPCO; “Vapor”, the “Company”), a leading U.S. based electronic cigarette and vaporizer company whose brands include Krave®, VaporX®, Hookah Stix®, Alternacig®, and Fifty-One®, today announced its financial and operating results for the quarter ended March 31, 2014 and its entry into an asset purchase agreement with International Vapor Group, Inc. and certain of its subsidiaries (“IVG”) to purchase IVG’s E-commerce, Wholesale and Retail Store Operations whose brands include SOUTH BEACH SMOKE®, EVERSMOKE® and its “VAPOR ZONE®” retail stores.

Recent Company Highlights:

•	Agreed to purchase IVG’s e-commerce, wholesale and retail store operations , for a fixed purchase price of approximately $20.8 million, with up to an additional $29.2 million in post-closing earn-outs payments;
•	Appointed Jeffrey E. Holman as the new Chairman and Chief Executive Officer of Vapor;
•	Retained Knight Global Services, LLC to increase awareness of Vapor’s electronic cigarette brands as well as expand and diversify relationships with large retailers and national chains;
•	Appointed Ryan Kavanaugh, founder and Chief Executive Officer of Relativity Media, to Vapor’s Board of Directors; and
•	Appointed three new independent members to the Board of Directors, fulfilling a requirement related to Vapor’s pending NASDAQ listing application.

Jeff Holman, Chairman, President and CEO of Vapor, commented, “Although we are not satisfied with our first quarter financial performance, we remain confident in our ability to regain traction and increase customer demand for our e-cigarette and vaporizer products. In addition, we have enhanced our product portfolio and our sales and marketing strategy and have made strategic investments with the objective of positioning the Company for future growth in this fiscal year and beyond.”

Mr. Holman continued, “Recently, we have faced some industry challenges and regulatory uncertainty that led to a general softening of the e-cigarette market, which we expect to have short-term effects. For example, there was a great deal of market uncertainty leading up to the issuance of the FDA’s proposed regulations regarding e-cigarettes. We believe the FDA’s proposed regulations will alleviate a lot of the regulatory uncertainty. Our marketing and manufacturing standards already meet certain of the FDA’s proposed regulations.

Mr. Holman concluded, “We remain nimble and prepared to capitalize on changes in consumer trends, the market and in the certainty that the FDA’s proposed regulations are expected to provide. Our pending purchase of IVG’s operations is a significant first step. Although Vapor Corp. already has a strong presence in the vaporizer market with its VaporX brand, adding IVG’s vaporizer line, as well as its Vapor Zone retail stores will allow us to instantly capture market share in this quickly growing segment. Additionally, IVG’s online business, which had approximately $15,000,000 in revenue in 2013, will allow us to make a significant play in the now stable Internet aspect of the business, which realizes substantially higher margins than wholesale distribution. As one of the pioneers in e-cigs, we have a front seat to the evolution of consumer behavior. We will continue to listen and make every effort to satisfy consumer demand.”

First Quarter 2014 Financial and Operating Results

Net sales for the quarter ended March 31, 2014 were approximately $4.8 million compared with approximately $6.4 million during the same period last year. The decline in revenue during the quarter was primarily due to product shipment delays out of China that resulted in a shift of approximately $1.25 million of revenue from the first quarter to the second quarter of 2014, decreased sales associated with the wind down of the television direct marketing campaign for the Alternacig® brand, distributor inventory build leveling off and continued pipeline load in the e-cigarette category in 2013, and the increasing prevalence of vaporizers, tanks and open system vapor products that are marginalizing the e-cigarette category.

Cost of goods sold in Q1 2014 increased 3.3% to approximately $3.8 million, compared with approximately $3.7 million for the same quarter in the previous year, primarily due to the change in product mix to higher distributor and wholesaler sales, which have lower gross margins than direct sales to consumers, and an increase in sales incentives to assist customers in selling off certain product lines.

Gross margins in Q1 2014 decreased to 20%, compared with 42% for the same period in 2013 as a result of a short-term strategic increase in sales incentives and the change in the product mix.

Selling, general and administrative expenses for the quarter ended March 31, 2014 increased by approximately 73% to $2.8 million, compared with $1.6 million, from the same quarter in the prior year. The increase was primarily attributable to increases in non-cash stock compensation expense of approximately $595,000, one time professional fees of approximately $385,000 due to implementing the corporate actions the Company agreed to take in connection with the private placement of common stock it completed in October 2013 and legal and professional fees associated with the pending acquisition of IVG’s online, wholesale and retail store operations, and personnel cost of approximately $105,000 primarily attributable to severance, related to the resignation of our former Chief Executive Officer.

Advertising expenses decreased approximately 57% to $368,000 for the quarter ended March 31, 2014, compared with $851,000 during the same quarter in 2013 due to a decrease in infomercial sales.

Operating loss was $2,176,725 million, compared with an operating income of $194,644 for the same quarter in the prior year.

Interest expense for the quarters ended March 31, 2014 and 2013 was $28,434 and $66,510 respectively.

Income tax (benefit) expense for the quarters ended March 31, 2014 and 2013 was ($752,400) and $4,590, respectively.

Net loss for the quarter ended March 31, 2014 was $1,452,759 million compared with a net income of $123,544 for the quarter ended March 31, 2013, as a result of the items discussed above.

At March 31, 2014, we had working capital of $10,680,259 compared to $11,657,615 at December 31, 2013, a decrease of $977,356.

Conference Call Information

The Company’s management team will host a conference call today Thursday, May 15, 2014 at 4:30 P.M. Eastern Time to discuss the Company’s historical financial and operating performance during the first quarter ended March 31, 2014. To listen to the call, please dial (888) 337-8198 (US Toll Free) or (719) 325-2435 (International) and enter the pin number 2660686 at least five minutes before the scheduled start time. Investors and other interested parties can also access the call in a “listen only” mode via webcast at the Company’s website, www.vapor-corp.com. Please allow extra time prior to the call to visit the site and download any necessary audio software.

A digital replay of the conference call will be available an hour after the completion of the live call through May 29, 2014 at (877) 870-5176 (US Toll Free) or (858) 384-5517 (International), pin number 2660686. The replay also will be available at the Company’s website for a limited time.

About Vapor Corp.

Vapor Corp., is a leading U.S. based designer, manufacturer and distributor of electronic cigarettes, vaporizers and related accessories electronic cigarette company, whose brands include Krave®, VaporX®, Hookah Stix®, Alternacig® and Fifty-One®. We also design and develop private label brands for some of our distribution customers. “Electronic cigarettes” or “e-cigarettes,” are battery-powered products that enable users to inhale nicotine vapor without smoke, tar, ash or carbon monoxide. Vapor’s electronic cigarettes and accessories are available online, through direct response to our television advertisements and through retail locations throughout the United States. For more information on Vapor Corp. and its e-cigarette and vaporizer brands, please visit us at www.vapor-corp.com.

Safe Harbor Statement

This press release contains certain forward-looking statements that are made pursuant to the “Safe Harbor” provisions of the Private Securities Litigation Reform Act of 1995, as amended. Words such as “expects,” “anticipates,” “plans,” “believes,” “scheduled,” “estimates” and variations of these words and similar expressions are intended to identify forward-looking statements. These forward-looking statements concern Vapor’s operations, economic performance, financial condition and pending purchase of IVG’s e-commerce, wholesale and retail operations and are based largely on Vapor’s beliefs and expectations. These statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of Vapor to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Certain of these factors and risks, as well as other risks and uncertainties are stated in Vapor’s Annual Report on Form 10-K for the fiscal year ended December 31, 2013 and in Vapor’s subsequent filings with the U.S. Securities and Exchange Commission. These forward-looking statements are made as of the date of this press release, and Vapor assumes no obligation to update the forward-looking statements or to update the reasons why actual results could differ from those projected in the forward-looking statements.

IR: Jeffrey Goldberger / Garth Russell

KCSA Strategic Communications

jgoldberger@kcsa.com / grussell@kcsa.com

(212)-896-1249 / (212)896-1250

VAPOR CORP.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(UNAUDITED)

	For The Three Months Ended March 31,
	2014	2013
SALES, NET	$4,792,544	$6,360,749
Cost of goods sold	3,831,928	3,708,806

GROSS PROFIT	960,616	2,651,943

EXPENSES:
Selling, general and administrative	2,769,726	1,606,098
Advertising	367,615	851,201

Total operating expenses	3,137,341	2,457,299

Operating (loss) income	(2,176,725)	194,644

Other expense:
Interest expense	28,434	66,510

Total other expense	28,434	66,510

(LOSS) INCOME BEFORE INCOME TAX (BENEFIT) EXPENSE	(2,205,159)	128,134
Income tax (benefit) expense	(752,400)	4,590

NET (LOSS) INCOME	$(1,452,759)	$123,544

(LOSS) EARNINGS PER COMMON SHARE – BASIC	$(0.09)	$0.01

(LOSS) EARNINGS PER COMMON SHARE – DILUTED	$(0.09)	$0.01

WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSTANDING – BASIC	16,267,750	12,038,847

WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSTANDING – DILUTED	16,267,750	12,270,668

VAPOR CORP.

CONDENSED CONSOLIDATED BALANCE SHEETS

	March 31, 2014	December 31, 2013
	(Unaudited)
ASSETS
CURRENT ASSETS:
Cash	$4,109,471	$6,570,215
Due from merchant credit card processor, net of reserve for chargebacks of $2,500 and $2,500, respectively	120,280	205,974
Accounts receivable, net of allowance of $170,519 and $256,833, respectively	1,866,652	1,802,781
Inventories	4,246,067	3,321,898
Prepaid expenses and vendor deposits	1,241,985	1,201,040
Deferred tax asset, net	1,520,747	766,498

TOTAL CURRENT ASSETS	13,105,202	13,868,406

Property and equipment, net of accumulated depreciation of $31,767 and $27,879, respectively	29,592	28,685
Other assets	90,284	65,284

TOTAL ASSETS	$13,225,078	$13,962,375

LIABILITIES AND STOCKHOLDERS’ EQUITY

CURRENT LIABILITIES:
Accounts payable	$1,417,208	$1,123,508
Accrued expenses	551,643	420,363
Term loan	297,116	478,847
Customer deposits	154,870	182,266
Income taxes payable	4,106	5,807

TOTAL CURRENT LIABILITIES	2,424,943	2,210,791

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS’ EQUITY:
Preferred stock, $.001 par value, 1,000,000 shares authorized, none issued	—	—
Common stock, $.001 par value, 50,000,000 shares authorized, 16,614,528 and 16,214,528 shares issued and 16,264,528 and 16,214,528 outstanding, respectively	16,614	16,214
Additional paid-in capital	13,615,934	13,115,024
Accumulated deficit	(2,832,413)	(1,379,654)

TOTAL STOCKHOLDERS’ EQUITY	10,800,135	11,751,584

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$13,225,078	$13,962,375